Exhibit 11.3

Danaos Corporation

Code of Ethics for Directors

Danaos Corporation (the “Company”) is committed to the highest standards of ethical business conduct In order to further its core purpose, the Board of Directors has adopted this Code of Ethics (the “Code”) as a set of guidelines for our directors, intended to promote ethical behavior and to provide guidance to help directors recognize and deal with ethical issues.

The business of the Company is managed under the direction of the Board of Directors and the various committees thereof. The basic responsibility of the directors is to exercise their business judgment in carrying out their responsibilities in a manner that they reasonably believe to be in the best interest of the Company and its stockholders. The Board of Directors is not expected to assume an active role in the day-to-day operational management of the Company.

•                 Conflicts of Interest.  Directors should endeavor to avoid actual or apparent conflicts of interest with the Company in personal and professional relationships. Generally speaking, a conflict of interest occurs when a director’s or a director’s immediate family’s personal interest interferes, has the potential to interfere, or appears to interfere materially with: (a) the interests or business of the Company; or (b) the ability of the director to carry out his or her duties and responsibilities. A director should disclose to the Board any transaction or relationship that the director reasonably expects could give rise to an actual or apparent conflict of interest with the Company.

•                 Corporate Opportunities.  In carrying out their duties and responsibilities, directors should endeavor to advance the legitimate interests of the Company when the opportunity to do so arises. Directors should endeavor to avoid: (a) taking for themselves personally opportunities that are discovered in carrying out their duties and responsibilities; (b) using Company property or information, or their position as directors, for personal gain; and (c) competing with the Company, in each case, to the material detriment of the Company. Whether any of the foregoing actions is to the material detriment of the Company will be determined by the Board based on all relevant facts and circumstances, including in the case of (a), whether the Company has previously declined to pursue such proposed corporate opportunity for its own benefit.

•                 Confidentiality.  Directors should observe the confidentiality of information that they acquire in carrying out their duties and responsibilities, including confidential information concerning customers entrusted to the Company, except where disclosure is approved by the Company or legally mandated. Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company or when the information has been publicly disseminated.

•                 Fair Dealing.  In carrying out their duties and responsibilities and setting the general policies pursuant to which the Company operates, Directors should endeavor to promote fair dealing by the Company and its employees and agents with customers, suppliers, competitors and employees.

•                 Protection and Proper Use of Company Assets.  Directors should endeavor to promote the responsible use and control of the Company’s assets and resources by the Company and its employees. Company assets, such as information, materials, supplies, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, should be used only for legitimate business purposes of the Company.

•                 Compliance with Laws, Rules and Regulations.  In carrying out their duties and responsibilities, directors should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations. In addition, each director should bring to the attention of the Company’s chief executive officer any information known to the director that he or she believes constitutes evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company, any employee or another director.

•                 Encouraging the Reporting of Illegal or Unethical Behavior.  Directors should endeavor to cause the Company to proactively promote ethical behavior and to encourage employees to report evidence of illegal or unethical behavior to appropriate Company personnel.

•                 Insider Trading.  Directors should observe Company policies applicable to them with respect to the purchase and sale of capital stock of the Company by individuals who may be in possession of material inside information with respect to the Company from time to time.

•                 Personal Loans to Executive Officers or Directors.  U.S. securities laws prohibit the Company from, directly or indirectly (including through subsidiaries), (a) extending or arranging for the extension of personal loans to its directors and executives officers and (b) renewing or materially modifying existing loans to such persons.  Directors shall not seek or facilitate personal loans from the Company in contravention of the foregoing.

Directors are expected to adhere to this Code. It is the responsibility of each director to become familiar with and understand this Code, seek further explanation and advise concerning the interpretation and requirements of this Code, as well as any situation which appears to be in conflict with it. The Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code.

Any waiver of or amendment to, the requirements of this Code may only be authorized by the Board of Directors, and will be subject to public disclosure to the extent required by law or the listing standards of the New York Stock Exchange.